Exhibit 99.1

       USE OF CARDIODYNAMICS ICG TWICE AS EFFECTIVE AS CURRENT METHODS FOR
                             REDUCING BLOOD PRESSURE

     MULTI-CENTER CONTROL STUDY RESULTS PRESENTED AT AMERICAN SOCIETY OF
                       HYPERTENSION SCIENTIFIC MEETING

SAN DIEGO, May 16 /PRNewswire-FirstCall/ -- CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today announced the results of its multi-center, randomized study called CONTROL (Efficacy Of Noninvasive Hemodynamic Monitoring To Target Reduction Of Blood Pressure Levels). The CONTROL results were presented at the American Society of Hypertension 20th Annual Scientific Meeting in San Francisco and demonstrated that use of BioZ(R) ICG was more than two times better than standard care for achievement of blood pressure control in mild to moderate high blood pressure patients.

Previously, the Mayo Clinic reported results of a single-center, randomized trial showing significant improvements in blood pressure control when hypertension specialists used BioZ ICG to treat resistant hypertension, a more difficult-to-treat form of high blood pressure. The purpose of the CONTROL study was to determine whether use of BioZ ICG could also improve outcomes in the more common mild to moderate high blood pressure patients on one or more antihypertensive medications. Family practice and internal medicine physicians from 11 centers followed 164 patients over five visits in a three and one-half month period. The results showed that patients in the BioZ group had 8 millimeters of mercury (mm Hg) greater systolic blood pressure reduction and 7 mm Hg greater diastolic blood pressure reduction than those in the standard care group. This led to a compelling 55% of patients in the BioZ group achieving blood pressure control to <130/85 mm Hg versus 27% in the standard care group.

The long-term benefits of even small levels of blood pressure reduction are well known. Reductions in systolic blood pressure of 10 mm Hg reduce stroke mortality by 40%, and even a 2 mm Hg reduction lowers stroke deaths by 10%. A sustained reduction of 4 mm Hg systolic and 3 mm Hg diastolic BP is expected to reduce stroke risk an additional 23%, coronary heart disease events by 15%, heart failure by 16%, and overall mortality by 14%.

Carlos Ferrario, M.D., Professor and Director, Hypertension and Vascular Disease Center, Wake Forest University School of Medicine, Winston-Salem, NC, a principal investigator of the study, concluded, "There is an urgent need to improve our treatment of hypertension. Hypertension affects 65 million Americans and one billion people worldwide. The CONTROL study demonstrates that hypertensive patients in the BioZ group were more than twice as likely as those in the standard care group to achieve significantly better levels of blood pressure control. New drugs for hypertension are judged favorably by physicians and the FDA when they reduce blood pressure less than half as much as that achieved in the arm of the study which employed the BioZ to tailor antihypertensive therapy. A new approach to treat hypertension using BioZ is not only reasonable, but is now necessary, given our current lack of success and the known challenges that physicians treating hypertension face in their practice."

"Successful completion of the CONTROL study is a key milestone for CardioDynamics," stated Michael K. Perry, CardioDynamics' Chief Executive Officer. "The data from this study clearly illustrate the significance of our BioZ technology in the treatment of mild to moderate high blood pressure -- the most common reason patients in the U.S. visit their physicians. In addition to providing this data to our current and potential customers, we plan to present the findings to Medicare to assist our efforts to broaden ICG hypertension coverage from the current policy of uncontrolled patients on three or more antihypertensive drugs to those on one or more drugs. If successful in broadening the coverage policy, use of our BioZ technology could benefit significantly more patients and help reduce healthcare expenditures in the U.S."

About CardioDynamics:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as potential growth rates, success of clinical studies and Medicare's response to study results, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2004 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

SOURCE  CardioDynamics
    -0-                             05/16/2005
    /CONTACT: Bonnie Ortega, Investor Relations, ext. 1005, bortega@cardiodynamics.com, or Irene Paigah, Media Relations, ext. 1012, ipaigah@cardiodynamics.com, both of CardioDynamics, +1-800-778-4825/
    /Web site:  http://www.cdic.com /